Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders
Ariel Investment Trust:

We consent to the use of our report dated November 8, 2011 incorporated herein by reference, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
January 26, 2012